Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288796

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED SEPTEMBER 19, 2025)

Up to 15,000,000 Common Shares

RUBICO INC.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated September 19, 2025 (“Prospectus”) of Rubico Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-288796).

On November 6, 2025, the Company filed a Current Report on Form 6-K with the U.S. Securities and Exchange Commission (the “Commission”) as set forth below.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 6, 2025.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13A-16 OR 15D-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2025

Commission File Number: 001-42684

RUBICO INC.

(Translation of registrant’s name into English)

20 Iouliou Kaisara Str
19002 Paiania

Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Public Offering

On November 6, 2025, Rubico Inc. (“we” or the “Company”), closed a firm commitment underwritten public offering (the “Offering”) of 12,315,270 units (“Units”), each Unit consisting of one share of our common stock, par value $0.01 per share (“Common Shares”) and one Class A Warrant (each, a “Warrant”) to purchase one Common Share, at a public offering price of $0.609 per Unit.

The Company has also granted Maxim Group LLC, the representative of the underwriters in the Offering (the “Representative”), a 45-day option to purchase up to an additional 1,847,290 additional Common Shares at the offering price and/or up to 1,847,290 Warrants, to cover over-allotments, if any. On November 6, 2025, the Representative partially exercised its over-allotment option with respect to 1,847,290 Warrants.

In addition, we agreed to issue to the Representative warrants to purchase a number of Common Shares equal to 5.0% of the total number of Common Shares sold in the Offering, including any Common Shares sold pursuant to the over-allotment option granted to the Representative (the “Representative Warrants”). Representative Warrants to purchase 615,763 Common Shares were issued in connection with the closing of the Offering. The Representative Warrants have substantially similar terms as the Warrants issued in the Offering.

The Offering was made pursuant to a registration statement on Form F-1, as amended (File No. 333-290426), filed with the Securities and Exchange Commission (the “Commission”), which became effective with the Commission on November 4, 2025.

The aggregate gross proceeds to the Company from the Offering, before deducting underwriting discounts and other expenses payable by the Company, were approximately $7.5 million.

On November 5, 2025, the Company released a press release furnished herewith as Exhibit 99.1, announcing the pricing of the Offering.

Description of the Warrants

The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Warrant furnished as an exhibit to this report.

Exercisability. The Warrants are immediately exercisable at any time after their issuance and at any time up to the date that is one (1) year after their issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise or zero cash exercise, as discussed below). We may be required to pay certain amounts as liquidated damages as specified in the warrants in the event we do not deliver Common Shares upon exercise of the warrants within the time periods specified in the warrants. No fractional Common Shares will be issued in connection with the exercise of a warrant.

Cashless Exercise and Zero Cash Exercise. If a registration statement registering the issuance of the Common Shares underlying the Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Warrant.

A holder of Warrants may also provide notice and elect to exercise the Warrant by way of a zero cash exercise option pursuant to which they would receive, for no additional cash consideration, an aggregate number of shares equal to the product of (x) the aggregate number of Common Shares that would be issuable upon a cash exercise of the Warrant and (y) 2.0.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder prior to the issuance of any Warrants, up to 9.99%) of the number of shares of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. Each Warrant sold in the Offering will have an initial exercise price per Common Share equal to $0.609. The exercise price for the Warrants will be adjusted downward (each, a “Reset Price”) on each of the 4th and 8th trading day (each, a “Reset Date”) following the closing of the Offering to the price that is equal to $0.4263 and $0.3045, respectively. If the exercise price is so adjusted on a Reset Date, the number of Common Shares underlying the Warrants will also be proportionally increased on each such Reset Date so that the applicable Reset Price multiplied by the increased number of Common Shares equals the aggregate proceeds that would have resulted from the full exercise of the Warrants immediately prior to the applicable Reset Date. The exercise price and number of Common Shares issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Shares.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to list the Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Common Shares, the holder of a Warrant does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the issuance of Common Shares upon exercise of the Warrant. Holders of Warrants have the right to participate in certain distributions as specified in the warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares or 50% of the voting power represented by our outstanding Common Shares, the holders of the Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Governing Law. The Warrants are governed by New York law.

Update on Issued and Outstanding Common Shares

On November 6, 2025, following the closing of the Offering and partial exercise of the Representative’s overallotment option as described above, 17,612,636 Common Shares were issued and outstanding.

In addition, Warrants to purchase 14,162,560 Common Shares and Representative Warrants to purchase 615,763 Common Shares were issued in connection with the closing of the Offering and partial exercise of the Representative’s overallotment option as described above. If all such outstanding Warrants and Representative Warrants are exercised on a zero cash basis following the second Reset Date as described above, a maximum of 59,113,292 shares could be issued upon such zero cash exercise, without payment to the Company of any additional cash.

Supplemental Risk Factors

The risk factors set forth below supplement and should be read together with those risk factors set forth under the heading “Risk Factors” in our registration statement on Form 20-F, filed with the Commission on June 4, 2025.

The market price of our Common Shares has been and may in the future be subject to significant fluctuations.

The market price of our Common Shares has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that could in the future affect our stock price are:

•	variations in our results of operations;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;
•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	the thin trading market for our Common Shares, which makes it somewhat illiquid;
•	regulatory developments;
•	additions or departures of key personnel;
•	general market conditions; and
•	domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our Common Shares.

We may experience rapid and substantial share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups or rapid price declines, larger spreads in bid and ask prices, lower trading volume and less liquidity than large-capitalization companies. Such volatility, including any share price run-up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares. In addition, holders of our Common Shares may experience losses, which may be material, if the price of our Common Shares declines after the Offering or if such investors purchase our Common Shares prior to any price decline.

For example, on November 4, 2025, the trading price of our common shares ranged from an intra-day high of $1.92 to an intra-day low of $0.542, on trading volume of approximately 41.9 million shares.

Furthermore, if the trading volumes of our Common Shares are low, investors buying or selling in relatively small quantities may be able to easily influence the price of our Common Shares. Such low volume of trades could also cause the price of our Common Shares to fluctuate greatly, with large percentage changes in share price occurring in any trading day session. Holders of our Common Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Common Shares. As a result of this volatility, investors may experience losses on their investment in our Common Shares. A decline in the market price of our Common Shares also could adversely affect our ability to issue additional Common Shares or other securities and our ability to obtain additional financing in the future. Please also see “Supplemental Risk Factors—The market price of our Common Shares may in the future be subject to significant fluctuations” above.

A possible “short squeeze” due to a sudden increase in demand of our Common Shares that largely exceeds supply may lead to further price volatility in our Common Shares.

Investors may purchase our Common Shares to hedge existing exposure in our Common Shares or to speculate on the price of our Common Shares. Speculation on the price of our Common Shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of Common Shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our Common Shares for delivery to lenders of our Common Shares. Those repurchases may in turn, dramatically increase the price of our Common Shares until investors with short exposure are able to purchase additional Common Shares to cover their short position. This is often referred to as a “short squeeze.” Following such a short squeeze, once investors purchase the shares necessary to cover their short position, the price of our Common Shares may rapidly decline. A short squeeze could lead to volatile price movements in our Common Shares that are not directly correlated to the performance or prospects of our company.

Nasdaq may halt trading in our Common Shares on Nasdaq or delist our Common Shares for public interest concerns as a result of the Offering.

Because of the highly dilutive nature of the Offering, Nasdaq may halt trading in our Common Shares on Nasdaq or delist our Common Shares for public interest concerns or because our Common Shares continue to trade below Nasdaq’s minimum bid price as a result of the Offering, even if we are otherwise able to regain compliance for continued listing on Nasdaq. A number of Nasdaq-listed companies have filed public disclosures regarding the receipt of notification letters indicating that Nasdaq made the determination to halt and/or delist such companies as a result of public interest concerns arising from the issuance of warrants with similar terms to, and similar potential dilutive impact as, the Warrants in the Offering. Additionally, warrants with similar terms issued by other Nasdaq-listed companies have caused such Nasdaq-listed companies’ stock prices to drop below Nasdaq’s minimum bid price or made it more difficult for these companies to cause their stock prices to regain compliance with Nasdaq’s minimum bid price. As the Offering closed at a price below Nasdaq’s minimum bid price, there can be no assurance that our Common Shares will trade above Nasdaq’s minimum bid price in the future, which may cause Nasdaq to delist our Common Shares.

If Nasdaq delists our securities from trading on its exchange for failure to meet its listing standards, and we are not able to list such securities on another national securities exchange, then our Common Shares could be quoted on an over-the-counter market. If this were to occur, we and our stockholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	reduced liquidity for our securities;
•	a determination that the Common Shares are a “penny stock,” which will require brokers trading the Common Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Common Shares;
•	a limited amount of news and analyst coverage; and
•	a decreased ability for us to issue additional securities or obtain additional financing in the future.

As a result of the price resets and subsequent share adjustments in the Warrants and/or if the Warrants are exercised by way of a zero cash exercise, common shareholders are likely to suffer substantial dilution and see a significant decrease in the value of their Common Shares.

The Warrants include exercise price reset provisions and a zero cash exercise option, both of which will result in the issuance of a significantly higher number of shares upon exercise. Specifically, the Warrants will be immediately exercisable and may be exercisable until the one (1) year anniversary of the date of issuance at an exercise price equal to $0.609. In addition, subject to certain conditions, the exercise price for the Warrants will be adjusted downward on each of the 4th and 8th trading day following the closing of the Offering to the price that is equal to 70%, and 50%, respectively, of the initial exercise price, and the number of Common Shares underlying the Warrants will be proportionally increased, as further described above. The Warrants also contain certain mechanisms for cashless exercise, including a zero cash exercise option pursuant to which holders of the Warrants have the option, upon exercise and for no additional cash consideration, to receive an aggregate number of Common Shares equal to the product of (x) the aggregate number of Common Shares that would be issuable upon a cash exercise of the Warrant and (y) 2.0.

As an example, for each Unit that an investor purchases in the Offering at the offering price of $0.609 per Unit, the investor will receive 1 Common Share and 1 Warrant to purchase 1 Common Share at an exercise price of $0.609 per Common Share. Giving effect solely to the adjustment on the first Reset Date and not giving effect to the zero cash exercise option, on the first Reset Date, each Warrant will become exercisable for a maximum of 1.4286 Common Shares at an exercise price of $0.4263 per Common Share. If such Warrant is then exercised at such time based on the zero cash exercise option, the Warrant would be exercisable into 2.8571 Common Shares. If the Warrant remains outstanding as of the second Reset Date, giving effect solely to the potential adjustment on the second Reset Date and not giving effect to the zero cash exercise option, on the second Reset Date, each Warrant will become exercisable for a maximum of 2 Common Shares at an exercise price of $0.3045 per Common Share. If such Warrant is then exercised at such time based on the zero cash exercise option, the Warrant would be exercisable into 4 Common Shares. Accordingly, if all of the Warrants offered to investors in the Offering are exercised on a zero cash basis following the second Reset Date, a maximum of 49,261,080 shares could be issued upon such zero cash exercise, without payment to the Company of any additional cash. In addition, we have granted the Representative an option exercisable within 45 days of the pricing of the Offering to purchase from us up to 1,847,290 additional Common Shares and/or up to 1,847,290 Warrants to cover over-allotments, if any. If the Representative’s over-allotment option for Warrants is exercised in full to purchase 1,847,290 Warrants and all such Warrants are exercised on a zero cash basis following the second Reset Date, a maximum of 7,389,160 shares could be issued upon such zero cash exercise without payment to the Company of any additional cash. If all of the Warrants offered to investors in the Offering, including those subject to the Representative’s over-allotment option for Warrants, are exercised on a zero cash basis following the second Reset Date, a maximum of 56,650,240 shares could be issued upon such zero cash exercise without payment to the Company of any additional cash. In addition, the Representative Warrants have substantially similar terms to those of the Warrants including zero cash exercise, and if all the Representative Warrants issued in connection with the Offering (assuming no exercise of the Representative’s over-allotment option) were exercised on a zero cash basis following the second Reset Date, a maximum of an additional 2,463,052 shares (or 2,832,512 shares assuming full exercise of the Representative’s over-allotment option) could be issued upon such zero cash exercise without payment to the Company of any additional cash.

As a result of the terms of the Warrant, it is likely that our stock price will be reduced considerably because of each of the resets. Accordingly, common shareholders are likely to suffer substantial dilution and see a significant decrease in the value of their Common Shares as a result of this transaction.

Cautionary Note Regarding Forward-Looking Statements

Matters discussed in this Report may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts, including statements regarding the Offering.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements.

The forward-looking statements in this report are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management's examination of historical operating trends, data contained in the Company’s records, and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs, or projections.

In addition to these assumptions, important factors that, in the Company’s view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:

•	the Company’s ability to maintain or develop new and existing customer relationships with major crude oil companies and major commodity traders, including its ability to enter into long-term charters for its vessels and those it may acquire in the future;
•	the Company’s future operating and financial results;
•	the Company’s future vessel acquisitions, its business strategy and expected and unexpected capital spending or operating expenses, including any dry-docking, crewing, bunker costs and insurance costs;
•	the Company’s financial condition and liquidity, including its ability to pay amounts that it owes and to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	oil tanker industry trends, including fluctuations in charter rates and vessel values and factors affecting vessel supply and demand;
•	the Company’s ability to take delivery of, integrate into its fleet, and employ any newbuildings it may acquire or order in the future and the ability of shipyards to deliver vessels on a timely basis;
•	the Company’s dependence on its fleet manager to operate its business;
•	the aging of the Company’s vessels, and those it may acquire in the future, and resultant increases in operation and dry-docking costs;
•	the ability of the Company’s vessels, and any vessels it may acquire in the future, to pass classification inspections and vetting inspections by oil majors;
•	significant changes in vessel performance, including increased vessel breakdowns;
•	the creditworthiness of the Company’s charterers and the ability of its contract counterparties to fulfill their obligations to the Company;
•	the Company’s ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for its vessels, and any vessels it may acquire in the future, in each case, at commercially acceptable rates or at all;
•	changes to governmental rules and regulations or actions taken by regulatory authorities and the expected costs thereof;
•	the Company’s ability to maintain the listing of its Common Shares on Nasdaq or another trading market, in particular, after this offering;
•	the Company’s ability to comply with additional costs and risks related to its environmental, social and governance policies;
•	potential liability from litigation and the Company’s vessel operations, including purported discharge of pollutants;
•	changes in general economic and business conditions;
•	general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events, including “trade wars,” piracy, acts by terrorists or other hostilities or conflicts, including the war in Ukraine, the war between Israel and Hamas, tensions between the United States and Iran and between Israel and Iran or the Houthi crisis in and around the Red Sea;
•	changes in production of or demand for oil, either globally or in particular regions;
•	the strength of world economies and currencies, including fluctuations in charterhire rates and vessel values;
•	potential liability from future litigation and potential costs due to the Company’s vessel operations, and the operation of any vessels it may acquire in the future, including due to any environmental damage and vessel collisions;
•	the length and severity of public health threats, epidemics and pandemics and other disease outbreaks and their impact on the demand for commercial seaborne transportation and the condition of the financial markets and governmental responses thereto; and
•	other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Should one or more of the foregoing risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects, on it. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

Exhibit Index

Exhibit No.	Description
4.1	Form of Class A Common Share Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form F-1 filed on September 22, 2025 (File No. 333-290426))
4.2	Form of Representative Warrant (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form F-1 filed on September 22, 2025 (File No. 333-290426))
99.1	Pricing Press Release, dated November 5, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rubico Inc. (Registrant)

Date: November 6, 2025	By: /s/ Nikolaos Papastratis
Nikolaos Papastratis
Chief Financial Officer

EXHIBIT 99.1

Rubico Announces Pricing of $7.5 Million Underwritten Public Offering

ATHENS, Greece, Nov. 05, 2025 (GLOBE NEWSWIRE) -- Rubico Inc. (“Rubico” or the “Company”) (Nasdaq: RUBI), a global provider of shipping transportation services specializing in the ownership of vessels, today announced the pricing of its underwritten public offering of 12,315,270 units at a public offering price of $0.609 per unit. Each unit consists of one common share and one Class A warrant to purchase one common share.

Each warrant will expire one (1) year from the date of issuance, will be immediately exercisable upon issuance at an initial exercise price of $0.609 per share, subject to adjustment on the fourth and eighth trading days following the closing of the offering to 70% and 50%, respectively, of the initial exercise price, and the number of common shares underlying the warrants will be proportionally increased. The warrants may also be exercised on a zero cash exercise option pursuant to which the holder may exchange each warrant for twice the number of common shares issuable on a cash exercise of the warrant. Prior to the closing of this offering, the Company anticipates having 5,297,366 common shares outstanding.

Gross proceeds to the Company, before deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $7.5 million. The offering is expected to close on or about November 6, 2025, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as sole book-running manager in connection with the offering.

The Company has granted the underwriters a 45-day option to purchase up to an additional 1,847,290 common shares and/or additional warrants to purchase up to 1,847,290 common shares, at its respective public offering price less underwriting discounts and commissions.

A registration statement on Form F-1 (File No. 333-290426), as amended, was filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective in accordance with Section 8(a) of the Securities and Exchange Act of 1933, as amended, on November 4, 2025. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. The offering is being made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering, when available, may also be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Rubico Inc.

Rubico Inc. is a global provider of shipping transportation services specializing in the ownership of vessels. The Company is an international owner and operator of two modern, fuel efficient, eco 157,000 dwt Suezmax tankers.

The Company is incorporated under the laws of the Republic of the Marshall Islands and has executive offices in Athens, Greece. The Company's common shares trade on the Nasdaq Capital Market under the symbol “RUBI”.

Please visit the Company’s website at: https://rubicoinc.com/

Forward Looking Statements

This communication contains “forward-looking statements.” Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions that are other than statements of historical fact are forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant risks, uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, the Company cannot provide assurance that it will achieve or accomplish these expectations, beliefs or projections. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including as described in the Company’s filings with the SEC. As a result, you are cautioned not to unduly rely on any forward-looking statements, which speak only as of the date of this communication.

Factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things: statements regarding the completion of the offering; the satisfaction of customary closing conditions related to the offering; the Company’s future operating or financial results; the Company’s liquidity, including its ability to service any indebtedness; changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand; future, pending or recent acquisitions and dispositions, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses; risks associated with operations; broader market impacts arising from war (or threatened war) or international hostilities; risks associated with pandemics; uncertainties surrounding recently implemented and suspended port fee regimes in the United States and China; and other factors listed from time to time in the Company’s filings with the SEC. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. You should, however, review the factors and risks the Company describes in the reports it files and furnishes from time to time with the SEC, which can be obtained free of charge on the SEC’s website at www.sec.gov.

Contact Information

Nikolaos Papastratis
Chief Financial Officer
Rubico Inc.
Tel: +30 210 812 8107
Email: npapastratis@rubicoinc.com